UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ATMI, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following is a February 4, 2014 video address of Bertrand Loy, President and Chief Executive Officer of Entegris, Inc., to employees of ATMI, Inc.

CEO Video Script for ATMI Employees

Hi, I’m Bertrand Loy, CEO of Entegris, and I’m honored to talk with you today. My colleagues and I are very excited about this opportunity to combine our two world-class companies.

Over the last several months, as we have worked on the details of bringing our two businesses together, I have had the opportunity to get to know ATMI better. Everything I have learned during this process has confirmed my tremendous respect for ATMI and its employees.

ATMI is a very strong company, with great capabilities, expertise and people and I am impressed by the quality of the hard work that you do every day.

I can also understand that news like this inevitably creates a level of uncertainty and I’m sure you have many questions.

We are still very early in this process, and there are details that need to be worked out and decisions that still need to be made.

Please know that your concerns and questions are important to me, and I am going to make it a priority to keep you informed.

First, let me explain why I’m excited about this combination.

This acquisition unites two premier companies that share a long history of addressing the most difficult yield challenges our customers are facing.

At Entegris, we specialize in products for purifying, protecting and transporting critical materials used in highly advanced manufacturing processes.  ATMI’s microelectronics business brings industry leading advanced materials capabilities and materials delivery systems to Entegris.

This will uniquely position the combined company to better support the industry with innovative, yield-enhancing solutions to address the increasing complexity and cost of new semiconductor processes.

The combined entity will also have the means to make the investments in technology and capabilities to meet the quickly evolving demand of our customers – many of whom have also been consolidating.

I think once you get to know the Entegris team, you’ll find us to be a group that listens, that respects hard work, and that focuses on what’s best for our customers, employees and our shareholders.

It will be several months before the transaction is completed, and only then can we operate as one company.

We will seek the required regulatory and other customary approvals and expect to close in the second quarter of 2014.

Until that time, Entegris and ATMI will continue to operate as separate entities and you should not expect any immediate changes.

As excited as we are about the combination with ATMI, I’m sure you can appreciate that combining two companies is never an easy task.

Bringing these platforms together will require a thoughtful integration plan, a process we have executed in the past.

To help facilitate this effort, we have already started pulling together an integration team, which will be made up of employees of Entegris and ATMI.

Over the next days and weeks, we will be communicating more about that team as it moves into high gear to develop the integration plan.

In the weeks ahead, I, and other members of Entegris’ executive team will be visiting ATMI’s headquarters in Danbury and other locations, and I look forward to meeting and speaking with as many of you as possible.

As you learn more about Entegris over the coming months, I want to emphasize that we believe in openness and transparency.

I can assure you that as we make decisions, you can count on clear and timely communication from us.

Thank you for your hard work and dedication, and thank you for helping to create a successful future for the newly combined company.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of ATMI, Inc. (the “Company”) by Entegris, Inc. (the “Acquiror”).  A meeting of the stockholders of the Company will be announced to obtain stockholder approval of the proposed transaction.  The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction.  The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters.  The Company’s stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Company, the Acquiror and the proposed transaction.  Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.atmi.com or by sending a written request to the Company at 7 Commerce Drive, Danbury, CT 06810, Attention: Chief Legal Officer.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of the Company in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC.  Additional information regarding these individuals is included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2013 and the proxy statement for the Company’s 2013 Annual Meeting of Stockholders filed with the SEC on April 11, 2013.

3